Exhibit 99.1


                   AVANT Immunotherapeutics Reports
            Second Quarter and Six Month Financial Results


    NEEDHAM, Mass.--(BUSINESS WIRE)--Aug. 3, 2005--AVANT Immunotherapeutics, Inc. (Nasdaq: AVAN) today reported financial results for the second quarter and six months ended June 30, 2005. The company reported a net loss of $4.7 million, or $.06 per share, for the second quarter of 2005 compared to a net loss of $3.9 million, or $.05 per share, for the second quarter of 2004. For the six months ended June 30, 2005, the company reported a net loss of $9.6 million, or $.13 per share, compared to a net loss of $5.8 million, or $.08 per share, for the six months ended June 30, 2004. AVANT reported cash and cash equivalents of $27 million, including a $5 million upfront payment received from Paul Royalty Fund, at June 30, 2005.
    The increased loss for the second quarter of 2005 compared to the same period in 2004 primarily reflected a decrease in revenues combined with an increase in operating expense. The decrease in revenues of $255,849 primarily reflected lower billing levels to DynPort Vaccine Company LLC ("DVC") for the anthrax/plague vaccine contract during the second quarter of 2005. The increase in operating expense of $654,572 is primarily due to increased clinical trial costs associated with the ongoing TP10 Phase IIb study in women undergoing cardiac bypass surgery and operating expenses of the Fall River manufacturing facility, offset by a reduction in TP10 contract manufacturing costs incurred for process development and scale-up work. The increase in operating expenses further resulted from an increase in general and administrative expenses primarily due to increases in personnel-related expenses, legal and professional services and consultancy costs.
    The six-month results for 2005 reflect an increase in net loss compared to the same period in 2004. This increase in net loss primarily reflected a decrease in revenue and an increase in operating expense, offset in part by an increase in investment income. The decrease in revenue in 2005 resulted primarily from the one-time recognition in 2004 of $1 million in revenue from DVC for rPA clinical materials and the onetime recognition of an upfront license fee of $1 million from AdProTech, Ltd. The increase in operating expense were primarily a result of an increase in research and development expenses due to an increase in TP10 contract manufacturing costs and laboratory supplies incurred for process development and scale-up work and operating expenses of the Fall River manufacturing facility. The increase in general and administrative expenses was primarily due to increases in personnel-related expenses, legal and professional services and consultancy costs. The increase in investment income reflected higher interest rates between periods.
    Una S. Ryan, Ph.D., AVANT's President and Chief Executive Officer, said, "We were very pleased to report an important strategic transaction in May with the Paul Royalty Fund that provided AVANT with non-dilutive financial resources for furthering our product development programs. Additionally, our overall financial results for the quarter were consistent with our expectations."
    "Our development programs also continue to progress as planned," Dr. Ryan continued. "Moreover, we were pleased last week to announce the preliminary results of the infant and children portions of our Phase II study of CholeraGarde(R) in Bangladesh, which reinforces the strong safety and immunogenicity results reported last year in adults receiving this experimental vaccine. We will now be working with Harvard University to apply our VitriLife(R) technology for vaccine thermostability to this product, under a grant also announced recently from the National Institutes of Health."

Transaction with Paul Royalty Fund

    On May 18, AVANT announced a transaction with Paul Royalty Fund II, L.P. (PRF) that enables AVANT to receive a considerable amount of the future royalty stream now from future sales by GlaxoSmithKline
(GSK) of its vaccine against rotavirus disease, Rotarix(R). At the same time, the agreement allows AVANT to retain significant upside in future royalty revenues depending on sales of that product. The company announced that an affiliate of PRF would purchase, for up to $61 million, an interest in the net royalties AVANT is due to receive on worldwide sales of Rotarix(R). AVANT expects to receive $50 million of this funding within the next 12 months, with a guaranteed $10 million to be received this year ($5 million received at signing and $5 million on December 1, 2005). The remainder will be received as a $40 million payment on European launch of Rotarix(R), currently expected for the first half of 2006. AVANT expects to receive between $11 and $9 million on product launch in the United States, depending on the date of that launch.
    AVANT also retains substantial upside participation in future royalties from Rotarix(R) depending on its commercial success. Under the agreement with PRF, AVANT will continue to retain half of up to $5.5 million in future gross milestones payable by GSK. We will keep 92.5% of royalties above the first $27.5 million in any year, which goes to PRF. Once PRF receives a return on its investment of 2.45 times its cash payments, AVANT will receive 92.5% of all future royalties. If GSK does not launch Rotarix(R) in the United States by the end of 2009, either PRF or AVANT can opt out of the related milestone, and AVANT will retain all royalties on U.S. sales.
    GSK now reports having achieved approval of Rotarix(R) in seven countries outside the United States. "While these initial approvals do not represent large financial markets for Rotarix(R)," said Dr. Ryan, "they represent important gains for human health on a global basis and provide additional clinical experience with this new vaccine."

Clinical Development Programs

    AVANT announced on July 27, results in children and infants from a randomized, Phase II double blind, placebo-controlled study of its single-dose, oral cholera vaccine, CholeraGarde(R), conducted in Bangladesh by the International Centre for Diarrhoeal Disease Research, Bangladesh in collaboration with the International Vaccine Institute (IVI). The researchers found the vaccine to be immunogenic and well tolerated in the vaccinated children. Over 84% of children and 70% of infants vaccinated with the effective dose responded with a favorable immune response. If the results in children aged from 9 months to 5 years are grouped together, the responder frequency was 77%. These results were consistent with results in adults receiving vaccination with CholeraGarde(R) in an earlier reported Phase of this study, which showed a response rate of 70%.
    The enrollment rate in the company's Phase IIb study of TP10 in women undergoing cardiac bypass surgery improved during the quarter as a result of steps taken to increase enrollment including the addition of new study sites. AVANT now expects to complete enrollment in this trial by year-end. The aim of the trial is to augment the safety data for TP10 and further define its effect in women before advancing to a Phase III study. AVANT is seeking to partner the TP10 program prior to starting a Phase III trial.
    AVANT also completed all of the validation at its Fall River manufacturing facility required to start vaccine production of the plague component of its oral combination anthrax and plague vaccine. The company plans to begin production of that vaccine during the third quarter of 2005. AVANT also recently reported that it and Harvard Medical School would receive approximately $500,000 from the National Institutes of Health to apply AVANT's VitriLife(R) formulation to CholeraGarde(R). In the future, AVANT plans to utilize VitriLife(R), a proprietary technology that confers thermostability to live bacterial vaccines, at the Fall River facility for each of AVANT's bacterial vaccines and potentially other products.

Webcast and Conference Call

    Dr. Ryan and Mr. Catlin will host a conference call at 11:00 AM EDT on Wednesday, August 3, 2005 to discuss AVANT's Second Quarter 2005 financial results. To access the conference call, dial 800-510-9691 (within the United States), or 617-614-3453 (if calling from outside the U.S.). The passcode for participants is 60970651. An audio replay will be available approximately two hours after the call for approximately one week and can be accessed by dialing 888-286-8010 (within the U.S.), or 617-801-6888 (if calling from outside the U.S.). The passcode I.D. number is 47416229.

    A live webcast of the conference call, together with this press release, can be accessed through the company's web site www.avantimmune.com in the Investor Information section. In order to access the webcast, your PC must have a sound card, speakers and Windows Media Player software. It is recommended that you configure your PC in advance of the webcast as the software download and installation can take several minutes. In addition, the call and webcast will be archived and can be accessed through the same link. Additionally, a copy of this press release is available by contacting Investor Relations at (781) 433-0771.

About AVANT Immunotherapeutics, Inc.

    AVANT Immunotherapeutics, Inc. discovers and develops innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. Six of AVANT's products are in clinical development, including a treatment to reduce complement-mediated tissue damage associated with cardiac bypass surgery and a novel vaccine for cholesterol management. AVANT is also developing a pipeline of bacteria-fighting products for biodefense, travelers' vaccines, and global health needs based on AVANT'S rapid-protecting, single-dose, oral and temperature stable vaccine technology.
    Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web: http://www.avantimmune.com.

    Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect AVANT's current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe", "expect", "anticipate", "intend", "estimate", "project" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to: (1) the integration of multiple technologies and programs; (2) the ability to adapt AVANT's vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or other bioterrorism threats or emerging health care threats; (3) the ability to successfully complete development and commercialization of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800 and other products; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800 and other preclinical and clinical testing; (5) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800and other products; (6) the ability of the Company to manage multiple late stage clinical trials for a variety of product candidates; (7) the volume and profitability of product sales of Megan(R)Vac 1, Megan(R)Egg and other future products; (8) the process of obtaining regulatory approval for the sale of Rotarix (R) in major commercial markets, as well as the timing and success of worldwide commercialization of Rotarix (R) by our partner, GlaxoSmithKline;
(9)GSK's strategy and business plans to launch and supply Rotarix (R) worldwide, including in the US and other major markets;(10) changes in existing and potential relationships with corporate collaborators;
(11) the availability, cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers; (12) the timing, cost and uncertainty of obtaining regulatory approvals to use TP10, CETi-1, CholeraGarde(R) (Peru-15) and Ty800, among other purposes, for adults undergoing cardiac surgery, to raise serum HDL cholesterol levels and to protect travelers and people in endemic regions from diarrhea causing diseases, respectively; (13) the ability to obtain substantial additional funding; (14) the ability to develop and commercialize products before competitors and that are superior to the alternatives developed by competitors; (15) the ability to retain certain members of management; and (16) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

                    AVANT IMMUNOTHERAPEUTICS, INC.


CONSOLIDATED                  Quarter                 Year to Date
STATEMENTS                 Ended June 30,            Ended June 30,
OF OPERATIONS DATA
----------------------------------------------------------------------
                          2005         2004         2005         2004
                             (Unaudited)               (Unaudited)
 REVENUE
 Product
  Development and
     Licensing
      Agreements       $59,060     $124,419     $130,517   $2,248,838
 Government
  Contracts and
  Grants               522,963      714,638    1,389,050    1,594,546
 Product Royalties      55,138       53,953       88,146       80,323
----------------------------------------------------------------------

 Total Revenue         637,161      893,010    1,607,713    3,923,707
----------------------------------------------------------------------

 OPERATING EXPENSE
 Research and
  Development        3,430,992    3,367,804    7,461,610    6,821,003
 General and
  Administrative     1,861,095    1,269,711    3,571,879    2,561,846
 Amortization of
  Acquired
  Intangible Assets    248,778      248,778      497,556      497,556
----------------------------------------------------------------------

 Total Operating
  Expense            5,540,865    4,886,293   11,531,045    9,880,405
----------------------------------------------------------------------

 Operating Loss     (4,903,704)  (3,993,283)  (9,923,332)  (5,956,698)

 Investment
  Income, Net          169,764       94,546      320,894      148,549
----------------------------------------------------------------------

 Net  Loss         $(4,733,940) $(3,898,737) $(9,602,438) $(5,808,149)
----------------------------------------------------------------------

 Basic and Diluted
  Net Loss per
     Common Share       $(0.06)      $(0.05)      $(0.13)      $(0.08)
----------------------------------------------------------------------
 Weighted Average
  Common
     Shares
      Outstanding   74,132,829   74,091,599   74,132,416   71,655,099
----------------------------------------------------------------------



 CONDENSED CONSOLIDATED
 BALANCE SHEETS                                June 30,   December 31,
----------------------------------------------------------------------
                                                2005         2004
                                             (Unaudited)
 ASSETS
 Cash and Cash
  Equivalents                                $27,028,598  $31,741,494
 Other Current
  Assets                                       6,060,212    2,798,266
 Property and
  Equipment, net                               4,788,560    4,164,292
 Intangible and
  Other Assets,
  net                                          6,600,914    7,099,470
                                             ------------ ------------
     Total Assets                            $44,478,284  $45,803,522
                                             ============ ============

 LIABILITIES AND STOCKHOLDERS'
  EQUITY
 Current
  Liabilities                                 $3,576,729   $5,450,948
 Long-Term
  Liabilities                                $11,851,886    1,944,948
 Stockholders'
  Equity                                      29,049,669   38,407,626
                                             ------------ ------------
     Total
      Liabilities
      and
      Stockholders'
      Equity                                 $44,478,284  $45,803,522
                                             ============ ============



    CONTACT: AVANT Immunotherapeutics, Inc.
             Una S. Ryan, Ph.D., 781-433-0771
             President and CEO
             or
             AVANT Immunotherapeutics, Inc.
             Avery W. Catlin, 781-433-0771
             Chief Financial Officer
             info@avantimmune.com
             or
             Kureczka/Martin Associates
             Joan Kureczka, 415-821-2413
             jkureczka@comcast.net